                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement      [_] Confidential, for Use of the
                                          Commission Only (as permitted by Rule
                                          14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                  P-COM, INC.
                        ------------------------------
             (Name of Registrant as Specified In Its Certificate)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

   ____________________________________________________________________________

    2) Aggregate number of securities to which transaction applies:

   ____________________________________________________________________________

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

   ____________________________________________________________________________

    4) Proposed maximum aggregate value of transaction:

   ____________________________________________________________________________

    5) Total fee paid:

   ____________________________________________________________________________

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    6) Amount Previously Paid:

   ____________________________________________________________________________

    7) Form, Schedule or Registration Statement No.:

   ____________________________________________________________________________

    8) Filing Party:

   ____________________________________________________________________________

    9) Date Filed:

   ____________________________________________________________________________

                                  P-COM, INC.

                                PROXY STATEMENT

                 WRITTEN CONSENT SOLICITATION OF STOCKHOLDERS
                                March   , 2002

   These proxy statement materials and the enclosed Consent are being mailed in connection with the solicitation of written consents by the Board of Directors of P-COM, Inc., a Delaware corporation (the "Company"). These materials were first sent to stockholders of record beginning on approximately March 25, 2002.

   The mailing address of the principal executive office of the Company is 3175 South Winchester Boulevard, Campbell, California 95008.

   Consents are to be submitted by no later than April 26, 2002 to the Company at such address.

                        VOTING RIGHTS AND SOLICITATION

   Any stockholder executing a Consent has the power to revoke it at any time before April 26, 2002 (or, if earlier, the date on which at least the minimum number of shares have consented in order to approve the Proposals set forth herein) by delivering written notice of such revocation to the Secretary of the Company. The cost of soliciting Consents will be paid by the Company and may include reimbursement paid to brokerage firms and others for their expense in forwarding solicitation material. Solicitation will be made primarily through the use of the mail but also personally or by telephone. Regular employees of the Company may also, without additional remuneration, solicit Consents personally or by telephone.

   The record date for determining those stockholders who are entitled to give Consents has been fixed as February 28, 2002. At the close of business on the record date, the Company had 84,958,307 issued and outstanding shares of Common Stock. Each share of Common Stock is entitled to one vote on these matters.

   On these matters, which require the affirmative vote of a majority of the outstanding shares, abstentions (including failures to return Consents) and broker non-votes have the same effect as a negative vote.

                                  PROPOSAL 1

               AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO
                     INCREASE THE AUTHORIZED COMMON STOCK

General

   In a meeting held on February 15, 2002, the Board of Directors adopted resolutions approving, and requesting that the stockholders authorize, an amendment to the Company's Restated Certificate of Incorporation that would increase the number of authorized shares of the Company's Common Stock from 145,000,000 shares to 345,000,000 shares. This amendment will not change the Company's total number of shares of authorized Preferred Stock (2,000,000). The Board of Directors determined that this amendment is advisable and in the best interests of the Company and its stockholders and directed that it be submitted for the approval of the stockholders via this solicitation of Consents. This increase in the authorized Common Stock will become effective upon filing of the amendment with the Secretary of State of the State of Delaware, which filing the Company currently plans to make as soon as reasonably practicable after receiving consents from the stockholders representing a majority of the outstanding shares of the Company. However, the Board of Directors reserves the right pursuant to Section 242(c) of the Delaware General Corporation Law, notwithstanding stockholder approval and without further action by the stockholders, to determine not to proceed with this proposed increase in the authorized Common Stock if, at any time before the filing of the proposed amendment with the Secretary of State of the State of Delaware, the Board of Directors, in its sole discretion, determines that the increase in the authorized Common Stock is no longer in the best interests of the Company and its stockholders.

   If this proposal is approved, the first paragraph of Article IV of the Restated Certificate of Incorporation shall be amended and restated to reflect the 200,000,000 share increase in the Company's authorized Common Stock.

Purpose of and Rationale for Proposed Amendment

   The objective of the proposed increase in the authorized number of shares of Common Stock is to ensure that the Company has a sufficient number of shares authorized for future issuances. As of February 28, 2002, there were approximately 84,958,307 shares of Common Stock issued and outstanding, and another 10,508,819 reserved for issuance under incentivization plans, warrants and convertible notes. The Board of Directors believes that the number of shares of Common Stock available for issuance is no longer sufficient and that it is prudent to increase the number of authorized shares of Common Stock to the proposed level in order to provide a reserve of shares available for issuance to meet the Company's business needs as they arise. Such future activities may include, without limitation, issuing shares of the Company's Common Stock pursuant to or in conjunction with financing transactions, debt resolution or restructuring, employee compensation and incentivization, stock dividends or distributions, or acquisitions. Such issuances, particularly if in private financings or resolution of debt, could be at prices less than the public trading price of the Common Stock at the time. The market price of the Common Stock is currently quite low and therefore even stock issuances at or above the public trading price, when issued, could be quite dilutive to current stockholders, especially if the dollar amount of financing needed or debt to be resolved is large. Stockholders should be aware that the Company's working capital position is such that the Company is currently actively seeking sources of additional working capital. In order to satisfy its near-term working capital requirements and resolve existing indebtedness or trade liabilities, the Company will need to, among other things, issue and sell unregistered Common Stock in private transactions. Such transactions may not be available on terms favorable to the Company, or at all.

   Although the Company has no present material obligations to issue additional shares of Common Stock (except pursuant to the Company's equity incentive plans and outstanding convertible securities and warrants), the Company may, in the future, conduct discussions with third parties with respect to potential investments, debt resolutions or restructuring, acquisitions or other transactions.

Effect of Proposed Amendment

   The increase in the authorized shares of Common Stock will not have any immediate effect on the rights of existing stockholders. If the stockholders approve the proposed amendment and the Restated Certificate of Incorporation is amended, the Board of Directors may cause the issuance of additional shares of Common Stock (up to the new total number of authorized shares of Common Stock) without further vote of the stockholders of the Company, except as provided under the Delaware General Corporation Law or to the extent the Company chooses to comply with any limiting rules of any securities exchange or quotation system on which shares of Common Stock are then listed or traded. Current holders of Common Stock do not have preemptive or similar rights, which means that current stockholders do not have a right to purchase any new issue of capital stock of the Company in order to maintain their proportionate ownership. The issuance of additional shares of Common Stock may have a dilutive effect on earnings per share and on the equity and voting power of existing holders of Common Stock. It may also adversely affect the market price of the Common Stock. However, in the event additional shares are issued in transactions that position the Company to take advantage of favorable business opportunities or provide working capital sufficient to allow the Company to pursue and/or expand its business plan, the market price may increase.

   This proposed amendment to the Company's Restated Certificate of Incorporation will not otherwise alter or modify the rights, preferences, privileges or restrictions of the Common Stock.

Anti-Takeover Effects

   Although this proposed amendment to the Company's Certificate of Incorporation is not motivated by anti-takeover concerns and is not considered by the Board of Directors to be an anti-takeover measure, the availability of additional authorized shares of Common Stock could enable the Board of Directors to issue shares defensively in response to a takeover attempt or to make an attempt to gain control of the Company more difficult or time-consuming. For example, shares of Common Stock could be issued to purchasers who might side with management in opposing a takeover bid which the Board of Directors determines is not in the best interests of the Company and its stockholders, thus diluting the ownership and voting rights of the person seeking to obtain control of the Company. In certain circumstances, the issuance of Common Stock without further action by the stockholders may have the effect of delaying or preventing a change of control of the Company, may discourage bids for the Company's Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of the Common Stock. Thus, increasing the authorized number of shares of Common Stock could render more difficult and less likely a merger, tender offer or proxy contest, assumption of control by a holder of a large block of the Company's stock, and the removal of the Company's incumbent management. The Company is not aware of any proposed attempt to take over the Company or of any attempt to acquire a large block of the Company's Common Stock.

Approvals Required

   The affirmative written consent of the holders of a majority of the outstanding shares is required to approve this Proposal.

   The Board of Directors recommends that stockholders sign and return Consents FOR the approval of the amendment of the Company's Restated Certificate of Incorporation to increase the authorized number of shares of Common Stock of the Company from 145,000,000 shares to 345,000,000 shares.

                                  PROPOSAL 2

AMENDMENT OF THE CERTIFICATE OF INCORPORATION EFFECTING A ONE-FOR-FIVE REVERSE
                      SPLIT OF THE COMPANY'S COMMON STOCK

General

   The Company and its Board of Directors currently believe it would be in the best interests of the Company and its stockholders to adopt an amendment of the Company's Restated Certificate of Incorporation authorizing a 1-for-5 reverse split of the Company's Common Stock and corresponding 1-for-5 reverse stock split of the Company's authorized Common Stock. By decreasing the number of outstanding shares of Common Stock without altering the aggregate economic interest represented by the shares, the Company believes the market price of the Common Stock will be increased. The amendment to the Restated Certificate of Incorporation authorizing the reverse split will become effective upon its filing with the Secretary of State of the State of Delaware, which filing the Company shall be entitled to make as soon as it has received Consents from the stockholders representing a majority of the outstanding shares of the Company. This 1-for-5 reverse stock split is not in addition to the 1-for-5 reverse stock split approved by the Company's stockholders in August 2001. The reverse stock split approved by the stockholders in August 2001 will never be implemented if the Company implements this Proposal.

   Although the Company presently intends to effect the reverse stock split as proposed, under Section 242(c) of the Delaware General Corporation Law, the Board of Directors has reserved the right, notwithstanding the stockholders' approval of the amendment to the Restated Certificate of Incorporation and without further action by the stockholders, to delay or abandon the reverse split at any time before the amendment is filed with the Secretary of State of the State of Delaware. The Board of Directors may consider a variety of factors in determining whether or not to proceed with this reverse stock split, including overall trends in the stock market, recent changes and anticipated trends in the per share market price of the Company's Common Stock, business developments, and the Company's actual and projected financial performance. If the closing bid price of the Company's Common Stock on the Nasdaq National Market reaches a minimum of $1.00 per share on or before May 1, 2002 and remains at or above that level for a minimum of 10 consecutive trading days (or longer, if required by the Nasdaq Listing Qualifications Panel), as discussed more fully below, the Board of Directors may decide to abandon the filing of the reverse stock split amendment to the Restated Certificate of Incorporation.

   The Board of Directors approved the proposed reverse stock split amendment to the Restated Certificate of Incorporation on February 14, 2002, subject to stockholder approval, and recommends that the stockholders sign and return Consents FOR approval of the amendment of the Restated Certificate of Incorporation effecting a 1-for-5 reverse split of the Company's Common Stock.

   This Proposal 2 would not only reverse split all outstanding Common Stock 1-for-5, it would also reverse split all authorized Common Stock 1-for-5. Thus, if the reverse split is effected at the same time as or after Proposal 1 is effected, the total authorized number of shares of Common Stock would be 69,000,000 (one-fifth of 345,000,000). The reverse split would have no effect on the Company's 2,000,000 authorized but unissued shares of Preferred Stock.

   If this Proposal 2 is approved by the Company's stockholders, the first paragraph of Article IV of the Restated Certificate of Incorporation shall be amended and restated to reflect this 1-for-5 reverse split of the Company's Common Stock and authorized Common Stock.

Prior Consent Solicitation--Reverse Stock Split

   In August 2001, in order to raise the per share trading price of the Company's Common Stock above the $1.00 minimum bid price required to remain listed on the Nasdaq National Market, the Company completed a solicitation of written consents pursuant to which stockholders representing more than a majority of the outstanding Common Stock approved an amendment to the Restated Certificate of Incorporation effecting a 1-for-5 reverse split of the Company's Common Stock and an accompanying 1-for-5 reduction in the Company's authorized Common Stock. However, in September 2001, Nasdaq announced a moratorium until January 2002 on delisting companies for failure to meet the $1.00 minimum bid price listing maintenance standard. The Board of Directors then exercised its reserved right not to implement the proposed reverse stock split, notwithstanding the stockholders' approval of the amendment. As effectuation of this previously approved 1-for-5 reverse stock split is coupled with a reduction in the number of authorized shares and therefore incompatible with effectuation of Proposal 1, the Company's Board of Directors will not (assuming stockholder approval of the Proposals set forth herein) exercise its reserved right to implement the previously-approved reverse stock split. Thus, the Company is seeking renewed stockholder approval of a 1-for-5 reverse stock split pursuant to this Proposal
2. There can be no assurance that any reverse stock split would have the intended effect of raising the bid price of the Company's Common Stock above $1.00, or if it does so, that the minimum bid price would remain above $1.00.

Purpose and Background of the Reverse Split

   The Company's primary objective in proposing the reverse split is to attempt to raise the per share trading price of its Common Stock in an effort to continue its listing on the Nasdaq National Market. To maintain listing, the Nasdaq National Market requires, among other things, that the Company's Common Stock maintain a minimum bid price of $1.00 per share. The closing bid price of the Company's Common Stock has been below $1.00 per share since May 7, 2001. On February 27, 2002, the closing bid price was $0.17 and the closing sale price was $0.18.

   On February 14, 2002, Nasdaq sent the company a delisting letter notifying the Company that the Company has 90 calendar days, or until May 15, 2002, to regain compliance with the Nasdaq marketplace rules. The Company will regain compliance if, at anytime prior to May 15, 2002, the bid price of its Common Stock closes at $1.00 per share or more for a minimum of 10 consecutive trading days (or longer if required by the Nasdaq staff to ensure, to the staff's satisfaction, that the Company can sustain long-term compliance). If the Company's Common Stock does not meet this trading requirement by May 15, 2002, the Nasdaq staff will provide written notification to the Company that its Common Stock will be delisted, at which time, the Company may appeal this staff determination to Nasdaq's Listing Qualifications Panel. There can be no assurance that any such appeal will be successful.

   The Company intends that the reverse split would increase the bid price per share of its Common Stock above the $1.00 per share minimum price, thereby satisfying the listing requirement. However, there can be no assurance that the reverse split will have that effect, initially or in the future, or that it will enable the Company to maintain the listing of its Common Stock on the Nasdaq National Market.

   In addition to the desire to remain listed on the Nasdaq National Market, the Board of Directors believes that the low per share market price of the Company's Common Stock impairs its marketability to and acceptance by institutional investors and other members of the investing public and creates a negative impression of the Company. Theoretically, decreasing the number of shares of Common Stock outstanding should not, by itself, affect the marketability of the shares, the type of investor who would be interested in acquiring them, or the Company's reputation in the financial community. In practice, however, many investors and market makers consider low-priced stocks as unduly speculative in nature and, as a matter of policy, avoid investment and trading in such stocks. The presence of these negative perceptions may be adversely affecting, and may continue to adversely affect, not only the pricing of the Company's Common Stock but also its trading liquidity. In addition, these perceptions may affect the Company's commercial business and its ability to raise additional capital through the sale of stock.

   The Company hopes that the decrease in the number of shares of its outstanding Common Stock resulting from the reverse split, and the anticipated increase in the price per share, will encourage greater interest in its

Common Stock among members of the financial community and the investing public and possibly create a more liquid market for the Company's stockholders with respect to those shares presently held by them. However, the possibility exists that stockholder liquidity may be adversely affected by the reduced number of shares which would be outstanding if the reverse split is effected, particularly if the price per share of the Company's Common Stock begins a declining trend after the reverse split is effected.

   There can be no assurance that the reverse split will achieve any of the desired results. There also can be no assurance that the price per share of the Company's Common Stock immediately after the reverse split will increase proportionately with the reverse split, or that any increase will be sustained for any period of time.

   The Company is not aware of any present efforts by anyone to accumulate its Common Stock, and the proposed reverse split is not intended to be an anti-takeover device.

Effects of Reverse Split on Common Stock; No Fractional Shares

   If stockholders approve this reverse stock split and the reverse stock split is implemented, the number of outstanding shares of the Company's Common Stock will be decreased from approximately 85 million shares to approximately 17 million shares, based on the number of shares outstanding on the record date for this solicitation of Consents. The total number of shares of Common Stock each stockholder holds will be reclassified automatically into the number of shares equal to the number of shares each stockholder held immediately before the reverse split divided by five. If the total number of shares a stockholder holds is not evenly divisible by five, that stockholder will not receive a fractional share but instead will receive cash in an amount equal to the fraction of a share that stockholder otherwise would have been entitled to receive multiplied by the sale price of the Common Stock as last reported on the Nasdaq National Market before the reverse split takes effect.

   In addition, the proposed amendment to the Company's Restated Certificate of Incorporation would effect a fivefold decrease in the Company's total authorized number of shares of Common Stock. This means that the ratio of the Company's outstanding Common Stock to the Company's total authorized Common Stock immediately prior to effectuation of the reverse split would remain unchanged by the amendment. The total authorized number of shares of Preferred Stock (2,000,000) is not being changed.

   The proposed amendment to the Company's Restated Certificate of Incorporation will not otherwise alter or modify the rights, preferences, privileges or restrictions of the Common Stock.

Effect on Outstanding Notes, Options and Warrants

   As of the record date for this solicitation of Consents, the Company had outstanding 4 1/4% Convertible Subordinated Notes due 2002 with an aggregate principal amount of $29,300,000, convertible into an aggregate of 1,184,795 shares of Common Stock at $24.73 per share. Also, as of such date, the Company had outstanding stock options to purchase an aggregate of 12,863,858 shares of Common Stock with exercise prices ranging from $0.0975 to $21.0938 per share and warrants to purchase an aggregate of 3,321,791 shares of Common Stock with exercise prices ranging from $2.90 to $8.50 per share. Under the terms of the Notes, options and warrants, when the reverse split becomes effective, the number of shares covered by each of them will be reduced to one-fifth the number currently covered and the conversion or exercise price per share will be increased by five times the current conversion or exercise price.

Effect on Legal Ability to Pay Dividends

   The Company's Board of Directors has not in the past declared, nor does it have any plans to declare in the foreseeable future, any distributions of cash, dividends or other property, and the Company is not in arrears on any dividends. The Company does not believe that the reverse split will have any effect with respect to future distributions, if any, to the Company's stockholders.

Payment for Fractional Shares; Exchange of Stock Certificates

   The Company will appoint Equiserve Trust Company, 150 Royall Street, Canton, MA 02021, (781) 575-3120 to act as exchange agent for holders of Common Stock in connection with the reverse split. The Company will deposit with the exchange agent, as soon as practicable after the effective date of the reverse split, cash in an amount equal to the value of the estimated aggregate number of fractional shares that will result from the reverse split. The funds required to purchase the fractional share interests are available and will be paid from the Company's current cash reserves. The Company's stockholder list shows that some of the outstanding Common Stock is registered in the names of clearing agencies and broker nominees. Because the Company does not know the numbers of shares held by each beneficial owner for whom the clearing agencies and broker nominees are record holders, the Company cannot predict with certainty the number of fractional shares that will result from the reverse split or the total amount it will be required to pay for fractional share interests. However, the Company does not expect that the amount will be material.

   As of the record date for this solicitation of Consents, the Company had approximately 517 holders of record of the Company's Common Stock (although the Company had significantly more beneficial holders). The Company does not expect the reverse split and the payment of cash in lieu of fractional shares to result in a significant reduction in the number of record holders. The Company presently does not intend to seek any change in its status as a reporting company for federal securities law purposes, either before or after the reverse split.

   On or after the effective date of the reverse split, the Company will mail a letter of transmittal to each stockholder. Each stockholder will be able to obtain a certificate evidencing its post-reverse-split shares and, if applicable, cash in lieu of a fractional share only by sending the exchange agent its old stock certificate(s), together with the properly executed and completed letter of transmittal and such evidence of ownership of the shares as the Company may require. Stockholders will not receive certificates for post-reverse-split shares unless and until their old certificates are surrendered. Stockholders should not forward their certificates to the exchange agent until they receive the letter of transmittal, and they should only send in their certificates with the letter of transmittal. The exchange agent will send each stockholder's new stock certificate and payment in lieu of any fractional share promptly after receipt of that stockholder's properly completed letter of transmittal and old stock certificate(s).

   Stockholders will not have to pay any service charges in connection with the exchange of their certificates or the payment of cash in lieu of fractional shares.

Approvals Required

   The affirmative written consent of the holders of a majority of the outstanding shares is required to approve this Proposal.

   The Board of Directors recommends that stockholders sign and return Consents FOR the approval of the amendment of the Company's Certificate of Incorporation effecting a one-for-five reverse split of the Company's Common Stock.

                            OWNERSHIP OF SECURITIES

   The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock as of February 28, 2002, by (i) all persons who are beneficial owners of five percent (5%) or more of the Company's Common Stock, (ii) each director of the Company,
(iii) each person that served as the Company's Chief Executive Officer in 2001,
(iv) four other persons serving as executive officers of the Company on December 31, 2001 who were the most highly compensated by the Company in 2001, and (v) all current directors and executive officers as a group. Each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.

                                                                                   Percentage
                                                                        Shares     of Shares
                                                                     Beneficially Beneficially
                   Beneficial Owner                                   Owned (#)     Owned(1)
                   ----------------                                  ------------ ------------
State of Wisconsin Investment Board(2)..............................  15,700,000     18.48
  P.O. Box 7842
  Madison, WI 53707
Firsthand Capital Management, Inc.(3)...............................
  101 Park Center Plaza, Ste. 1300
  San Jose, CA 95113                                                  11,602,370     13.66
Gruber & McBaine Capital Management, LLC(4).........................
  50 Osgood Place, Penthouse
  San Francisco, CA 94133                                              6,028,122      7.10
John A. Hawkins(5)..................................................      42,000         *
Brian T. Josling(6).................................................      52,000         *
Frederick R. Fromm(7)...............................................      15,000         *
Gen. Harold R. Johnson (Ret.)(8)....................................      15,000         *
George P. Roberts(9)................................................   1,789,333      2.11
James J. Sobczak(10)................................................     277,984         *
Alan T. Wright(11)..................................................     135,860         *
Ben L. Jarvis(12)...................................................      89,269         *
Leighton J. Stephenson(13)..........................................    112,1237         *
Caroline Baldwin Kahl(14)...........................................      90,035         *
All current directors and executive officers as a
  group (10 persons)(15)............................................   2,878,852      3.40

--------
  *  Less than one percent of the outstanding Common Stock.

 (1) Percentage of ownership is based on 84,958,307 shares of Common Stock outstanding on February 28, 2002. Shares of Common Stock subject to stock options that are currently exercisable or will become exercisable within 60 days after February 28, 2002 are deemed outstanding for computing the percentage of the person or group holding such options, but are not deemed outstanding for computing the percentage of any other person or group.

 (2) Pursuant to Section 13G/A, filed with the Securities and Exchange Commission on February 13, 2002, the State of Wisconsin Investment Board reported that as of December 31, 2001 it had sole voting power over all 15,700,000 shares and sole dispositive power over all shares.

 (3) Pursuant to Section 13G, filed with the Securities and Exchange Commission on January 28, 2002, Firsthand Capital Management reported that as of December 31, 2001 it had sole voting power over all 11,602,370 shares and sole dispositive power over all shares.

 (4) Pursuant to Section 13G dated August 8, 2001, filed with the Securities and Exchange Commission, Gruber & McBaine Capital Management, LLC, Jon D. Gruber, J. Patterson McBaine, Thomas O. Lloyd-Butler and Eric Swergold constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act. Pursuant to a Schedule 13G filed with the SEC on or about August 1, 2001, as of July 31,

    2001, (i) Gruber & McBaine Capital Management, LLC reported that it had shared voting and dispositive power over 5,907,572 shares, (ii) Jon D. Gruber reported that he had shared voting and dispositive power over 5,907,572 shares, and sole voting and dispositive power over 85,200 shares,
    (iii) J. Patterson McBaine reported that he had shared voting and dispositive power over 5,907,572 shares, and sole voting and dispositive power over 33,350 shares, (iv) Thomas O. Lloyd-Butler reported that he had shared voting and dispositive power over 5,907,572 shares, and sole voting and dispositive power over 2,000 shares, and (v) Eric B. Swergold reported that he had shared voting and dispositive power over 5,907,572 shares. 157,902 of the 6,028,122 shares are subject to a currently exercisable warrant.

 (5) Includes 42,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after February 28, 2002.

 (6) Includes 52,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after February 28, 2002.

 (7) Includes 15,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after February 28, 2002.

 (8) Includes 15,000 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after February 28, 2002.

 (9) Includes 1,491,455 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after February 28, 2002.

(10) Includes 274,664 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after February 28, 2002.

(11) Includes 130,624 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after February 28, 2002.

(12) Includes 89,269 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after February 28, 2002.

(13) Includes 104,686 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after February 28, 2002.

(14) Includes 83,326 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after February 28, 2002.

(15) Includes 2,511,928 shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days after February 28, 2002.

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

                        DISSENTERS' RIGHTS OF APPRAISAL

   Delaware law does not provide for appraisal rights with respect to the proposals being acted upon.

         STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING PROXY STATEMENT

   Under the present rules of the Securities and Exchange Commission (the "SEC"), the deadline for stockholders to submit proposals to be considered for inclusion in our Proxy Statement for this year's Annual Meeting of Stockholders was January 1, 2002. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations promulgated by the SEC, as well as the appropriate deadlines.

                                          By Order of the Board of Directors

                                          _____________________________________
                                          George P. Roberts
                                          Chairman and Chief Executive Officer

Dated:  March   , 2002

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